NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Units, each consisting of one Class A ordinary share, and one-third of a redeemable Warrant to acquire one Class A ordinary shares, the Warrants, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50, and the Class A Ordinary Shares (the "Securities") of BlueRiver Acquisition Corp. (the "Company") from listing and registration on the Exchange on July 26, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a business combination (i) within 36 months of the effectiveness of its initial public offering registration statement, or (ii) such shorter period that the Company specified in its registration statement. On February 2, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on NYSE American. The Company was notified on February 2, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on February 2, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On February 9, 2024, the Company requested such review. On July 12, 2024, the Company notified the Exchange of their intention to withdraw their appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.